ADDENDUM TO CUSTODY AGREEMENT

This January 30, 2014 supplement to the Custody Agreement (this “Addendum”) is made between U.S. Bank National Association (“U.S. Bank”) and Rainier Investment Management Mutual Funds on behalf of the Rainier International Discovery Fund series (the “International Fund”).

Whereas, U.S. Bank and the International Fund entered into the Custody Agreement dated April 1, 2006, as amended and wish to supplement the Custody Agreement for the establishment of accounts by the Funds for investment in Vietnam.

Whereas, terms used in this Addendum shall have the same meaning as in the Custody Agreement

Therefore, the parties agree to the following:

1.	Local Vietnam regulations require that the International Fund maintain sufficient funds or securities in their accounts before the brokers can proceed with the execution of a transaction on the Securities Trading Center (the “STC”). Local Vietnam regulations further require that appointed local agents confim1 to brokers that there are sufficient funds or securities in the International Fund’s accounts before brokers can proceed with the execution of a transaction on the STC.
2.	Under current local Vietnam rcgulations1 the local agent will receive n report from the STC reflecting transactions entered into on behalf of the International Fund. The local agent is required to confirm all transactions on this report within the time frames prescribed by the STC from time to time. To complete this process, the local agent will seek instruction from the U.S. Bank Sub-custodian, who will, in tum, seek instruction from U.S. Bank, who will, in turn, seek instruction from the International Fund. All confirmed transactions will be settled accordingly, In the event that the local agent does not submit its confirmation within the timeline set by the STC, the transactions will still be settled on the basis of the above mentioned report. Any transaction details that are challenged will be investigated by the STC before settlement and the decision of the STC shall be binding.
3.	If the relev1rnt Instructions are not received within the above-referenced deadlines, U.S. Bank will not be responsible for trades that are processed or cancelled by the STC and will not be responsible if the local agent does not submit continuation to the STC within the regulatory deadlines. Further, U.S. Bank will not be responsible lf the STC directs the local agent to settle trades that are not challenged. The International Fund will indemnify U.S. Bank for any loss, damage, cost, and any other liabilities that may aecn1c to U.S. Bank that arise from insufficient funds or securities in International Fund’s accounts or from any act, omission or default in relation to the above settlement instructions, except where such loss is caused by the gross negligence, fraud, or willful default of U.S. Bank.
4.	The International Fund therefore instructs and authorizes U.S. Bank to give permission to the Sub-custodian and local agents to disclose the adequacy of Fund account balances to the broker and to earmark the balances in the International Fund’s accounts, as described above. U.S. Bank is not responsible for any act, omission or default of the Sub-custodian or local agents in relation to this disclosure and earmarking. For the avoidance of doubt, any negligence, willful misconduct or lack of good faith by the Sub-custodian, local agent, or brokers will not constitute a breach of the Custody Agreement by U.S. Bank. Except as described here, U.S. Bank, the Sub-custodian, and local agents will not be relieved from liability for negligence, willful misconduct, lack of good faith or other breach of an agreement under which they are appointed.

Except as set forth above, nothing herein shall be deemed to contravene the terms of the Custody Agreement, and the terms of the Custody Agreement remain in full force and effect.

This letter shall be governed by and construed in accordance with the law of the Custody Agreement.

Agreed as or the above written date:

U.S. BANK NATIONAL ASSOCIATION	Rainier Investment Management Mutual Funds

By: /s/ Michael R. McVoy	By: /s/ Melodie B. Zakaluk
Title: Senior Vice President	Title: Trustee, CEO, President and CFO
Date: 2/18/14	Dare: 2/13/14